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                                  [LETTERHEAD]



                                                                       Exhibit 5


October 14, 1999

Board of Directors
H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission relating to 100,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of H.B. Fuller Company (the "Company") and $15,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of the Company's Key Employee Deferred Compensation Plan (the "Plan").

         As Vice President, Secretary and General Counsel of the Company, I, or other attorneys reporting to me, have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. In such capacity, I, or other attorneys reporting to me, have examined the corporate records of the Company, including its Restated Articles of Incorporation, as amended, it Bylaws, minutes of all meetings of its directors and shareholders, and other documents which I have deemed relevant or necessary as the basis for my opinions as hereinafter set forth.

         Based on the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the Plan (or, if the Shares are issued in consideration of services, when issued in accordance with the Plan and the provision of Section 302A.405 of the Minnesota Statutes relating to the issuance of shares for services rendered or to be rendered) will be duly authorized, validly issued, fully paid and nonassessable.

         In addition, based on the foregoing, I am of the opinion that the Deferred Compensation Obligations have been duly authorized and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting enforcement of creditors' remedies or by general principles of equity.

         My opinions expressed above are limited to the laws of the State of Minnesota.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption "Interests of Named Experts and Counsel" contained in the Registration Statement.


                               Very truly yours,

                              /s/ Richard C. Baker

                              Richard C. Baker
                              Vice President, Secretary and General Counsel